Exhibit 27(h)(5)(b) VVIT Rule 22c-2 Agreement

RULE 22C-2 AGREEMENT

This AGREEMENT dated and effective as of the 6th day of September, 2024, between Venerable Investment Advisers, LLC (“Adviser”) as investment adviser and administrator for each of the Venerable Variable Insurance Trust funds listed on the attached Schedule A (the “Venerable Funds”) and Venerable Insurance and Annuity Company (the “Intermediary”).

WHEREAS, the Intermediary has adopted policies and procedures to monitor and deter excessive trading activity within the mutual funds, including the Venerable Funds, available through the variable annuity and variable life insurance products that it sponsors (the “Variable Products”); and

WHEREAS, the Intermediary’s policies and procedures to monitor and deter excessive trading activity within the mutual funds available through its Variable Products are attached hereto and made part of this Agreement as Schedule B (the “Excessive Trading Policy”);

WHEREAS, Adviser desires for the Intermediary to monitor and deter excessive trading activity in the Venerable Funds in accordance with the Intermediary’s Excessive Trading Policy; and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Adviser and the Intermediary hereby agree as follows:

A.
Agreement to Monitor and Deter Excessive Trading Activity.

1.
The Intermediary agrees to monitor and deter excessive trading activity in the Venerable Funds which are available through its Variable Products in accordance with the Intermediary’s Excessive Trading Policy.

2.
The Intermediary agrees to provide Adviser the taxpayer identification number (“TIN”), if requested, or any other identifying factor that would provide acceptable assurances of the identity of all shareholders that are restricted to regular U.S. mail trading under the Intermediary’s Excessive Trading Policy.

B.
Agreement to Provide Shareholder Information.

1.
The Intermediary agrees to provide Adviser, upon written request, the following shareholder information with respect to Covered Transactions involving the Venerable Funds:

a.
The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred, or exchanged shares of a Venerable Fund through an account directly maintained by the Intermediary during the period covered by the request;

b.
The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers, and exchanges; and

c.
Any other data mutually agreed upon in writing.

1.
Under this Agreement the term “Covered Transactions” are those transactions which the Intermediary considers when determining whether trading activity is excessive as described in its Excessive Trading Policy.

2.
Requests to provide shareholder information shall set forth the specific period for which transaction information is sought.  However, unless otherwise agreed to by the Intermediary, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.

3.
Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records.  If shareholder information is not on the Intermediary’s books and records, the Intermediary agrees to use reasonable efforts to obtain and transmit or have transmitted the requested information from the holder of the account.

C.
Agreement to Restrict Trading.

1.
Intermediary agrees to execute written instructions from Adviser to restrict or prohibit further Covered Transactions involving Venerable Fund shares by a shareholder who has been identified by Adviser as having engaged in transactions in shares of a Venerable Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Adviser Funds for the purposes of eliminating or reducing frequent trading of Venerable Fund shares.

2.
Intermediary agrees to use reasonable efforts to execute or have executed (for those shareholders whose information is not on the Intermediary’s books and records) the written instructions within 10 Business Days after actual receipt.  The Intermediary will provide written confirmation to Adviser as soon as reasonably practicable that such instructions have or have not been executed.   If the written instructions have not been executed, then the written confirmation will also provide an explanation.

3.
Instructions to restrict or prohibit further Covered Transactions involving Venerable Fund shares must include:

a.
The reason for requesting the restriction(s) and/or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s)s and the applicable sections of Venerable Fund’s frequent trading policy and procedures that have been violated;

b.
The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

c.
The TIN or any other government issued identifier, if known by Adviser, that would help the Intermediary determine the identity of affected shareholder(s); and

d.
Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect.  In absence of direction from Adviser in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

D.
Limitation on Use of Information.

Adviser agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it.  Neither Adviser nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes.  Adviser will take such steps as are reasonably necessary to ensure compliance with this obligation.

Adviser shall indemnify and hold the Intermediary, individually and collectively, (and any of its respective directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use of or disclosure by Adviser of the information received from the Intermediary pursuant to this Agreement.  In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this provision and any such breach may cause the Intermediary irreparable harm, Adviser also agrees that, in the event of any breach or threatened breach of this provision, the Intermediary will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach of this provision but will be in addition to all other remedies available at law or in equity to the Intermediary.

E.
Prior Agreements.

The parties acknowledge having entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Venerable Funds through the Variable Products.  The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control.  This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

F.
Notices.

1.
Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

a.
If to Intermediary, to:

Venerable Insurance and Annuity Company
Address:
1475 Dunwoody Drive, Suite 200

West Chester, PA 19380
Attention:
General Counsel

b.
If to Adviser, to:

Venerable Investment Advisers, LLC
Address:
1475 Dunwoody Drive, Suite 200

West Chester, PA 19380
Attention:
VIA General Counsel

2.
The parties may by like notice, designate any future or different address to which subsequent notices shall be sent.  Any notice shall be deemed given when received.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

Venerable Insurance and Annuity Company		Venerable Investment Advisers, LLC

By:	/s/ Gilbert Chua	By:	/s/ Michal Levy

Name and Title:	Gilbert Chua, Head of Risk Management Strategy	Name and Title:	Michal Levy, Head of VIA

Schedule A

Venerable Investment Advisers, LLC (“Adviser”) is investment adviser and administrator for each of the following Venerable Funds:

●
Venerable High Yield Fund
●
Venerable Large Cap Index Fund
●
Venerable Moderate Allocation Fund
●
Venerable Strategic Bond Fund
●
Venerable US Large Cap Strategic Equity Fund

A-1

Schedule B

Venerable “Excessive Trading” Policy

The Venerable Insurance and Annuity Company (“VIAC”), as provider of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended.  VIAC’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.
VIAC actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

VIAC currently defines Excessive Trading as:
a.
More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet VIAC’s definition of Excessive Trading; or
b.
Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:
a.
Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
b.
Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
c.
Purchases and sales of fund shares in the amount of $5,000 or less;
d.
Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
e.
Transactions initiated by a member of the VIAC family of insurance companies.

2.
If VIAC determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, VIAC will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit  (VRU), telephone calls to the VIAC Customer Service Center, or other electronic trading medium that VIAC may make available from time to time (“Electronic Trading Privileges”).  Likewise, if VIAC determines that an individual has made five round-trips within a twelve month period, VIAC will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.  A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

3.
If VIAC determines that an individual has used one or more of its products to engage in Excessive Trading, VIAC will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to VIAC via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible.   A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.
Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored.  VIAC will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges.  Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.
VIAC reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if VIAC determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above.  Also, VIAC’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent VIAC from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6.
Each fund available through VIAC’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. VIAC reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy.  All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions VIAC receives from the fund.

B-2